                                                                     EXHIBIT 4.1

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                                 By and Among

                             EMERITUS CORPORATION,

                                  as Seller,

                                      and

                          SARATOGA PARTNERS IV, L.P.,

                                 as Purchaser

                  __________________________________________

                         Dated as of December 10, 1999

                  __________________________________________

                      PREFERRED STOCK PURCHASE AGREEMENT
                      ----------------------------------

     PREFERRED STOCK PURCHASE AGREEMENT, dated as of December 10, 1999, by and among EMERITUS CORPORATION, a Washington corporation (the "Company"), as seller, and Saratoga Partners IV, L.P., a Delaware limited partnership ("Saratoga" and, collectively with its successors and assigns, the "Purchaser"), as purchaser.

                                   RECITALS:

     A. The Company proposes to issue and sell to the Purchaser for cash 40,000 shares (the "Preferred Shares") of its Series B Convertible Preferred Stock, par value $.0001 per share (the "Preferred Stock").

     B. The Preferred Shares will be issued pursuant to and subject to the terms and conditions of this Agreement (the term "this Agreement" as used herein or in any Exhibit or Schedule hereto shall mean this Agreement and the Exhibits and Schedules hereto individually and collectively as they may from time to time be modified or amended).

                                   AGREEMENT
                                   ---------

     The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     Section 1.1.  Definitions.  As used in this Agreement, unless the context
                   -----------
requires a different meaning, the following terms have the meanings indicated:

     "Affiliate" means, with respect to any Person, either (i) any Subsidiary of such Person, or (ii) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" has the meaning set forth in the preamble of this Agreement.

     "AMEX" is defined in Section 3.1(g) of this Agreement.

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     "Business Day" means any day except Saturday, Sunday and any day that is a legal holiday or on which banking institutions in the State of New York are authorized or required by law or other government action to close.

     "Closing Dates" has the meaning provided therefor in Section 2.1 of this Agreement.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Designation" means that certain statement of designation of rights and preferences and other characteristics of the Series B Convertible Preferred Stock of the Company, annexed hereto as Exhibit A, pursuant to which the
                                        ---------
Preferred Stock was authorized by the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Initial Closing" has the meaning provided therefor in Section 2.1 of this Agreement.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom.

     "Losses" means all damages, losses, penalties, fines, settlement payments, obligations to third parties, claims, costs or expenses actually suffered or incurred by such Person excluding any consequential, special or punitive damages.

     "Partnership Agreement" means the partnership agreement of Purchaser, dated as of September 17, 1998, pursuant to which the Purchaser is organized and governed.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     "Preferred Shares" has the meaning set forth in the recitals of this Agreement.

     "Preferred Stock" has the meaning set forth in the recitals of this Agreement.

     "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

     "Registration Rights Agreement" means the certain registration rights agreement annexed hereto as Exhibit B.
                            ---------

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" is defined in Section 3.1(1) of this Agreement.

     "Second Closing" has the meaning provided therefor in Section 2.1 of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Shareholders' Agreement" means that certain shareholders' agreement annexed hereto as Exhibit C.
                  ---------

     "Subsidiary" means, with respect to any Person, (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary thereof or
(ii) any other Person (other than a corporation) in which such Person, a Subsidiary thereof or such Person and a Subsidiary thereof, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

     "Transaction Documents" is defined in Section 3.1(d) of this Agreement.

     Section 1.2.  Construction.  When used herein the words "herein",
                   ------------
"hereunder", "hereby", "hereof" and similar words refer to this Agreement as a whole. All references to a party's "knowledge" refer to actual knowledge and not to any constructive or imputed knowledge.

                                  ARTICLE II

                              PURCHASE OF SHARES
                              ------------------

     Section 2.1.  Purchase of Shares; the Closing.
                   -------------------------------

     (a) On the terms and subject to the conditions herein set forth, the Company shall sell to Purchaser and Purchaser shall purchase from the Company on the Closing Dates the Preferred Shares for a purchase price of $40,000,000.

     (b) The purchase and sale of (i) at least 30,000 of the Preferred Shares shall take place at a closing (the "Initial Closing") to be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 (the "Cahill Offices"), at 10:00 a.m. local time, on the date that is not more than 20 days from the date hereof, provided that all conditions set forth in Article IV and Article V have been satisfied or waived, or at such other time or place as the Company and the Purchaser mutually agree, but no later than

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January 31, 2000, and (ii) with respect to any Preferred Shares not purchased at the Initial Closing, such remaining Preferred Shares shall take place at a closing (the "Second Closing" and, together with the Initial Closing, the "Closing Dates" at the Cahill Offices, at 10:00 a.m. local time, on the date that is not more than 90 days from the date of the Initial Closing, provided that all conditions set forth in Article IV and Article V have been satisfied or waived, or at such other time or place as the Company and the Purchaser mutually agree, but no later than April 30, 2000.

     (c) Delivery of the Preferred Shares shall be made at the Closing by delivery to Purchaser, against payment of the purchase price therefor provided in Section 2.1(a), of a stock certificate representing the Preferred Shares duly registered in the name of Purchaser.

     (d) Payment of the purchase price to the Company for the Preferred Shares shall be made by wire transfer of same day funds pursuant to the Company's written instructions.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     Section 3.1.  Representations and Warranties of the Company.
                   ---------------------------------------------

     In order to induce Purchaser to enter into this Agreement and to purchase the Preferred Shares, the Company hereby represents and warrants to, and agrees with, Purchaser and its successors, endorsees and assigns that:

     (a) Statement of Designation.  Before the Initial Closing, the Company will
         ------------------------
file the Designation with the Secretary of State of the State of Washington. Upon filing the Designation and the resolutions of the Company's Board of Directors contained therein will be in full force and effect.

     (b) Organizational Documents.  The Company has delivered to Purchaser an
         ------------------------
accurate and complete copy of (a) its Restated Articles of Incorporation and all amendments thereto, certified by the Secretary of State of the State of Washington, and (b) its Amended and Restated Bylaws and all amendments thereto, certified by its Secretary or Assistant Secretary.

     (c) Existence and Qualification.  The Company is a corporation duly
         ---------------------------
organized, validly existing and in good standing under the laws of the State of Washington. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where standing to so qualify or be in good standing as a foreign corporation could reasonably be expected to have a material adverse effect on its

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business, operations, properties or condition (financial or otherwise), or its ability to perform its obligations hereunder.

     (d) Power and Authority.  The Company has all corporate power and authority
         -------------------
necessary to own, operate or lease its properties and assets and to conduct its business as now conducted by it. The Company has all corporate power and authority necessary to issue the Preferred Shares pursuant to the Designation, and to execute, deliver, and perform its obligations under this Agreement, the Registration Rights Agreement and the Shareholders' Agreement (collectively, the "Transaction Documents").

     (e) Corporate Action.  The Company has taken all corporate action required
         ----------------
to authorize the issuance of the Preferred Shares pursuant to the Designation and the execution, delivery and performance of the Transaction Documents.

     (f) Execution and Delivery.  The Company has duly executed and delivered
         ----------------------
each of the Transaction Documents. The certificates representing the Preferred Shares have been duly and properly authorized, executed and delivered pursuant to the Designation.

     (g) Consents; Governmental Approvals.  No consent or approval of any
         --------------------------------
person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any governmental authority is required to be obtained or made by or on behalf of the Company in connection with the offer, issuance and sale of the Preferred Shares, the issuance of the Common Stock upon conversion of the Preferred Shares, the execution, delivery or performance of any of the Transaction Documents or the completion of the transactions contemplated thereby, except for (i) the filing of the Designation in the state of Washington, and (ii) filings with the SEC, the American Stock Exchange ("AMEX") and under state securities laws that may be required; each of which shall have been obtained (subject to notice of issuance in the case of clause (ii) above) or made prior to or simultaneously with the closing of the sale of Preferred Shares on the Initial Closing.

     (h) Binding Effect.  Each of the Transaction Documents is a legal, valid
         --------------
and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or limitations on the availability of equitable remedies and except as rights to indemnification and contribution may be limited under federal and state securities laws.

     (i) Absence of Conflicts.  The issuance of the Preferred Shares and the
         --------------------
execution, delivery and performance of the Transaction Documents by the Company do not and will not (i) conflict with or violate any provision of the Restated Articles of Incorporation or Amended and Restated By-laws of the Company, (ii) conflict with that certain Shareholder Agreement, dated as of April 17, 1995, between Assisted Living of America, Inc. and various other parties, that certain Shareholders' Agreement dated as of October 24, 1997 between the Company, Daniel R. Baty, B.F. Limited Partnership and Merit Partners, LLC or that certain Registration Rights Agreement dated as of October 24, 1997 between the Company and Merit Partners, LLC, (iii) conflict with or result in a violation, breach or default by the Company or any of its Subsidiaries under (x) any provision of any existing statute, law, rule or regulation binding on it or any order, judgment, award, decree, license or authorization of any court or governmental instrumentality, authority, bureau or agency binding on it or any of its Subsidiaries, or (y) any material provision of any mortgage, indenture, lease or other contract, agreement, instrument or undertaking to which it or any of its Subsidiaries is a party or will be a party immediately after the Initial Closing, or by which or to which it or any of its Subsidiaries or any of its or any of its Subsidiaries' property or assets is now or immediately after the Initial Closing will be bound or subject, or (iv) result in the creation or imposition of any lien, encumbrance or other charge on any of its or any of its Subsidiaries' properties or assets.

     (j) No Defaults.  None of the Company or its Subsidiaries is, or
         -----------
immediately after each of the Initial Closing and the Second Closing will be, in default under or in violation of (i) its Restated Articles of Incorporation or Amended and Restated Bylaws, (ii) any agreement or instrument to which it is a party relating to its indebtedness for borrowed money, (iii) any other agreement or instrument to which it is a party, (iv) any statute, rule, writ, injunction, judgment, decree, order or regulation of any court or governmental authority having jurisdiction over it, or (v) any license, permit, certification or approval requirement of any customer, supplier, governmental authority or other person, in any way that could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the Company's ability to perform its obligations under any of the Transaction Documents.

     (k) Capitalization and Stockholders.  The entire authorized, issued and
         -------------------------------
outstanding capital stock of the Company was as set forth in the SEC Documents, on and as of the dates indicated therein. Immediately after each of the Initial Closing and the Second Closing, all outstanding shares of capital stock will be duly and validly issued and after each of the Initial Closing and the Second Closing, except as described in the SEC Documents and other public announcements by the Company, and except for the Preferred Shares, there will be no options, warrants or other rights outstanding or proposed involving the issuance of any additional shares of capital stock of the Company, and except for (i) the Registration Rights Agreement, (ii) that certain registration rights agreement, dated as of February 8, 1996, between the Company and holders of its 6.25% Convertible Subordinated Debentures due 2006, (iii) that certain Shareholder Agreement, dated as of April 17, 1995, between Assisted Living of America, Inc. and various other parties and (iii) Registration Rights Agreement dated as of October 24, 1997 between the Company and Merit Partners, LLC, there will be no agreements or other instruments providing registration rights to stockholders or holders of other securities of the Company.

     (l)  SEC Documents.
          -------------

     (i) The Common Stock of the Company is registered pursuant to Section 12(b) of the Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d), in addition to one or more registration statements and amendments thereto heretofore filed by the Company with the SEC. The Company has delivered or made available to the Purchaser true and complete copies of (i) its annual reports on Form 10-K and quarterly reports on Form 10-Q for its 1997 and 1998 fiscal years, (ii) proxy statements, information and solicitation materials filed by the Company with the SEC since January 1, 1997, and (iii) each other report, registration statement, proxy statement and other document filed with the SEC since the filing of its most recent Form 10-K (all of the foregoing, collectively, the "SEC Documents"). The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

     (ii) As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (m)  Financial Statements. The financial statements of the Company included
          --------------------
in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (n) No Material Adverse Changes.  Since December 31, 1998, the date through
         ---------------------------
which the most recent annual report of the Company on Form 10-K has been prepared and filed with the SEC, a copy of which is included in the SEC Documents, there has been no material adverse change in the businesses, properties, prospects, operations or financial condition of the Company and its Subsidiaries, except as otherwise disclosed or reflected in other SEC Documents or other public announcements of the Company, or otherwise disclosed in writing to the Purchasers on or before the date of this Agreement.

     (o) No Undisclosed Events or Circumstances.  No event or circumstance has
         --------------------------------------
occurred or exists with respect to the Company or its Subsidiaries, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company and which has not been so publicly disclosed or announced, or otherwise disclosed in writing to the Purchasers on or before the date of this Agreement.

     (p) No General Solicitation.  Neither the Company, nor any of its
         -----------------------
affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Preferred Shares.

     (q) No Integrated Offering.  Neither the Company, nor any of its
         ----------------------
Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Preferred Shares under the Securities Act.

     (r) Brokers.  The Company represents and warrants that it has employed no
         -------
brokers, agents or finders in carrying on the negotiations relating to this Agreement or to the transactions herein contemplated, except that the Company has agreed to pay (i) Saratoga Management Company, LLC a fee of $750,000 as provided in Section 8.11, (ii) Warburg Dillon Read a fee of $250,000 and (iii) Richard Sontgerath a fee of $100,000, all in connection with the transactions contemplated by this Agreement.

     (s) Untrue or Misleading Statements.  Neither this Agreement nor any other
         -------------------------------
Transaction Document or other agreement, certificate, instrument or written statement furnished by or on behalf of the Company to the Purchaser in connection with the transactions contemplated by this Agreement, (including the SEC Documents but excluding any financial forecasts or projections furnished to or reviewed by the Purchaser), when taken together, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which such statement were made. With respect to financial forecasts, estimates, budgets and projections the Company has furnished to the Purchaser, such materials have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company and its Subsidiaries.

     (t) Reservation of Common Stock.  As of the Initial Closing, the Company
         ---------------------------
shall have reserved for issuance, and will at all times keep available, a sufficient number of shares of Common Stock to permit the conversion of all Preferred Shares into Common Stock. Such Common Stock when issued upon such conversion will be duly authorized, fully paid and nonassessable.

     (u) Status of Shares.  The Preferred Shares, upon issuance by the Company
         ----------------
following receipt of the consideration provided for herein and satisfaction of the other conditions set forth herein, will be duly authorized, fully paid and nonassessable.

     (v) Government Regulations.  The Company is not (i) an "investment company"
         ----------------------
as defined in or subject to regulation under the Investment Company Act of 1940, as amended, or controlled by an "investment company", or (ii) subject to regulation under the Public Utility Holding Company Act of 1935.

     (w) Year 2000 Compliance.  All computer applications (including to the
         --------------------
knowledge of the Company after due inquiry, those of its suppliers and vendors) that are material to the conduct of the business of the Company and any of its Subsidiaries are able to perform properly date sensitive functions for all dates before and after January 1, 2000 (i.e., "Year 2000 Compliant"), except as described in the SEC Documents or except to the extent that a failure to do so could not reasonably be expected to have material adverse effect on the business operations, properties, assets or conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     (x) Environmental Laws.  Except as would not, individually or in the
         ------------------
aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, (i) each of the Company and its Subsidiaries, is in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (ii) each of the Company and its Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has, and is in compliance with, all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (iii) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law, (iv) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or its Subsidiaries, (v) none of the Company or its Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERLA"), or any comparable state law, (vi) no property or facility of the Company or any of its Subsidiaries is (A) listed or proposed for listing on the National Priorities List under CERCLA or is (B) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

     For purposes of this Agreement, "Environmental Laws" means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and aboveground storage tanks and related piping, and emissions, discharges, releases or threatened released therefrom.

     (y) Insurance.  The Company and each of its Subsidiaries maintain insurance
         ---------
covering their properties, operations, personnel and businesses. Such insurance insures against such losses and risks as are adequate in accordance with customary industry practice to protect the Company and its Subsidiaries and their respective businesses. All such insurance is outstanding and in force on the date.

     (z) Certain Representations as to Real Estate Matters.  The most recent
         -------------------------------------------------
consolidated balance sheet and any notes thereto included in the financial statements filed with the SEC by the Company reflect the real property owned (the "Owned Property"), leased (the "Leased Property") or managed with an option to purchase (the "Managed Property" and, collectively, with the Owned Property and the Leased Property, the "Real Property") by the Company and its Subsidiaries. The Company or a Subsidiary of the Company has good and marketable title to the Owned Property, free and clear of any Liens, except for
(i) mortgage liens securing repayment of indebtedness of the Company or any of its Subsidiaries, (ii) statutory liens for current taxes not yet delinquent,
(iii) mechanics', carriers', workers', repairers' and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due and payable, (iv) Liens and other matters that will be satisfied, discharged or removed at or prior to Closing and (v) easements, rights-of-way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate interfere in any material respect with the business of the Company (the matters described in clauses (i) through (v) are together called the "Permitted Encumbrances").

     The Company or a Subsidiary of the Company has a valid and binding leasehold interest in each Leased Property free and clear of any Liens created by, through or under the Company or a Subsidiary of the Company except for Permitted Encumbrances.

     The Company or a Subsidiary of the Company has a valid, binding and properly recorded management agreement with option to purchase for each Managed Property.

     There are no eminent domain proceedings pending or threatened against the Real Property or any material portion thereof which proceedings (if resulting in a taking) could be expected, individually or in the aggregate, to have a material adverse effect on the use of such Real Property as currently used in the operation of the business of the Company and its Subsidiaries. To the best knowledge of the Company after due inquiry, (i) the Real Property and the improvements thereon (including the roof and structural portions of each building) are in good operating order and condition, subject to ordinary wear and tear, (ii) there are no structural, mechanical or other defects of a material nature in any improvements located on the Real Property, (iii) all building systems in respect of the Real Property are in good condition and working order, subject to ordinary wear and tear and (iv) the Real Property is served by all utilities required or necessary for the present use thereof.

     (aa) ERISA.  The Company and its Subsidiaries have complied in all material
          -----
respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), in connection with the Benefit Plans (as defined below). No reportable event, as defined in Section 4043 of ERISA, has occurred during the past five years with respect to any Benefit Plan that is subject to Title IV of ERISA, except where notice for such reportable event is waived by statutes or regulations. There have been no non-exempt prohibited transactions under the Code or ERISA with respect to any Benefit Plan which could result in a material liability to the Company or any Subsidiary. The present value of all accrued benefits under each Benefit Plan subject to Title IV of ERISA (based on the current liability, interest rate and other assumptions used in preparation of the plan's Form 5500 Annual Report) did not, as of the last annual valuation date, exceed the value of the assets of such plan allocable to such accrued benefits, as of such date, by $100,000. Neither of the Company, any Subsidiary, or any Commonly Controlled Entity (as defined below) has any material liability with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). There are no material liabilities of the Company or any Subsidiary for post-retirement benefits to be provided to their current and former employees under Benefit Plans which are welfare benefit plans (as described in Section 3(1) of ERISA), other than with respect to benefits mandated by applicable law. With respect to each Benefit Plan, no event has occurred and there exists no conditions or set of circumstances in connection with which the Company or any Subsidiary may, directly or indirectly (through a Commonly Controlled Entity or otherwise) be subject to material liability under the Code, ERISA or any other applicable law, except for liability for benefit claims, funding obligations and administrative expenses payable in the ordinary course. For purposes of this paragraph, (i) "Commonly Controlled Entity" shall mean any person or entity that, together with the Company, any Subsidiary or any Commonly Controlled Entity, is treated as a single employer under Section 414(b) or (c), of the Code (or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, Section 414(m) or (o) of ERISA), and (ii) "Benefit Plan" shall mean any "employee benefit plan," as defined in Section 3(3) of ERISA, which is maintained or contributed to by the Company, a Subsidiary or Commonly Controlled Entity to which the Company, a Subsidiary or any Commonly Controlled Entity may have liability.

     (bb) Labor Relations.  Neither the Company nor any of its Subsidiaries are
          ---------------
a party to or bound by any labor agreement or collective bargaining agreement respecting the employees of the Company or its Subsidiaries, nor is there pending, or to the knowledge of the Company threatened, any strike, walkout, slowdown or other work stoppage by the employees of the Company or its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employee of the Company or its Subsidiaries, the Company and its Subsidiaries are in compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours, except for those failures to comply that, individually or in the aggregate, would not have a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     (cc) Licenses.  The Company and each of its Subsidiaries hold all material
          --------
licenses, permits, approvals, certificates of inspection, other authorizations, filings and registrations which are necessary for such entitles to operate their businesses as presently conducted (collectively, the "Licenses"). The Licenses are in good standing and the Company has no knowledge that any disciplinary proceeding in respect thereof is pending. There is no proceeding pending, or to the Company's knowledge, threatened or probable of assertion to revoke or limit any such Licenses which would reasonably be expected to result in a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. None of the transactions contemplated by the Transaction Documents will terminate, violate or limit the effectiveness of any such Licenses. With respect to renewal of Licenses, the Company and its Subsidiaries have taken, in a timely manner, all action known or anticipated to be required to be taken by the Company and its Subsidiaries reasonably necessary to secure the renewal of the Licenses prior to the date of their respective expirations. The Company believes that it or its Subsidiaries should be able to secure the renewals of the Licenses prior to the date of their respective expirations.

     (dd) Legal Compliance.  The Company and each of its Subsidiaries have
          ----------------
complied and are in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Federal, state, local and foreign governments (and all agencies thereof) and of any self-regulatory agencies that regulate the Company and/or its Subsidiaries, except for any non-compliance therewith which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with such laws, rules, regulations, codes, plans, injunctions, orders, decrees, rulings or charges which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business operations, properties, assets or conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     (ee) Litigation; Proceedings.  There are no actions, suits, proceedings,
          -----------------------
investigations or claims (whether or not purportedly on behalf of the Company or any Subsidiary) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or the assets, business or goodwill of the Company or any Subsidiary, in any court or before any arbitrator of any kind or before or by any governmental or regulatory body or agency which could reasonably be expected to have a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or adversely affect or question the transactions contemplated herein. There is no outstanding order, writ, injunction or decree of or stipulation with any court, arbitrator or governmental or regulatory body or agency against the Company or any Subsidiary, or the assets, business or goodwill of the Company or any Subsidiary.

     (ff) Tax Matters.
          -----------

     (i) All Federal, state and local income, and all other material federal, state and local, tax returns and tax reports required as of the date hereof to be filed by the Company or any of its Subsidiaries for taxable periods ending prior to the date hereof and as of each of the Initial Closing and the Second Closing, have been or will be duly and timely filed prior to the due date (as such date may be lawfully extended) by the Company with the appropriate governmental agencies, and all such returns and reports are true, correct and complete in all material respects.

     (ii) All Federal, state and local income, and all material federal, state and local profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes ("Taxes"), payable by, or due from, the Company or any of its Subsidiaries for all periods prior to the date hereof and as of each of the Initial Closing and the Second Closing, have been fully paid or adequately reserved for by the Company or any of its Subsidiaries, as applicable, or, with respect to Taxes required to be accrued, the Company has properly accrued or will properly accrue such Taxes in the ordinary course of business consistent with past practice of the Company.

     (iii) The Federal income tax returns of the Company and its Subsidiaries have not been audited by the Internal Revenue Service ("IRS") for the years ended December 31, 1997 and 1998, respectively. To the knowledge of the Company, (A) neither the Company nor any of its Subsidiaries has received any notice of any assessed or proposed claim or deficiency against it in respect of, or of any present dispute between it and any governmental agency concerning, any Taxes which would reasonably be expected to have a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (B) no examination or audit of any material tax return or report of the Company or any of its Subsidiaries by any applicable taxing authority is currently in progress and (C) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return or report of the Company or any of its Subsidiaries.

     (gg)   Intellectual Property.  The Company and its Subsidiaries own or have
            ---------------------
the right to use pursuant to license, sublicense, agreement or permission all material trademarks, patents, copyrights, trade names, service marks, software and know-how ("Intellectual Property") necessary for the operation of its businesses as presently conducted. To the knowledge of the Company, neither the Company nor its Subsidiaries have interfered with or otherwise come into conflict with any material Intellectual Property rights of third parties, nor has any third party interfered with, infringed upon, misappropriated, or otherwise come into conflict with any material Intellectual Property rights of the Company or its Subsidiaries, in any case which would reasonably be expected to have a material adverse effect on the business operations, properties, assets or conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. There is no existing claim or, to the knowledge of the Company, any basis for any claim against the Company or its Subsidiaries (A) that any of its or its Subsidiaries operations, activities or products infringe the Intellectual Property or other property rights of others or (B) that the Company or its Subsidiaries are wrongfully or otherwise using the property rights of others, which would reasonably be expected to have a material adverse effect on the business operations, properties, assets or conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

     (hh)   Title to Assets; Related Matters.  The Company and its Subsidiaries
            --------------------------------
have good and marketable title to all of their respective material assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, including, without limitation, capital leases and leasehold interests and all of the assets in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1999, except those transferred in the ordinary course of business since September 30, 1999 (including without limitation the sale of its investment in Alert Care), free and clear of all encumbrances and liens except for taxes not yet due and payable and except as otherwise described in the SEC Documents.

     Section 3.2.  Representations and Warranties of Purchaser.  Purchaser
                   -------------------------------------------
represents and warrants to the Company, as of the date hereof, as follows:

          (a)  Investment Intent. The Preferred Shares to be acquired hereunder
               -----------------
are being acquired for its own account with no intention of distributing or reselling such Preferred Shares or any part thereof or interest therein in any transaction that would be in violation of the securities laws of the United States or any State. It is understood that the certificates evidencing the Preferred Shares may bear one or more legends, including a legend substantially as follows:

          The securities evidenced by this certificate have not been registered under the Act, or applicable state securities law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless
          (i) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction involving said securities, (ii) this corporation receives an opinion of legal counsel for the holder of these securities reasonably satisfactory to this corporation stating that such transaction is exempt from registration, or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

          (b)  Transfer Restrictions. Purchaser acknowledges that the Preferred
               ---------------------
Share are subject to restrictions on transfer and represents and warrants that it has reviewed and is familiar with the provisions of the Designation and the Transaction Documents which impose such restrictions.

          (c)  Purchaser Status. Purchaser is an "accredited investor" as
               ----------------
defined in Rule 501(a) under the Securities Act, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Preferred Shares to be acquired hereunder, has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

          (d)  Authorization; Execution.  The purchase of the Preferred Shares
               ------------------------
to be acquired hereunder has been duly and properly authorized by the Purchaser by all necessary action and the Transaction Documents have been duly executed and delivered by it and neither the purchase of the Preferred Shares to be acquired hereunder nor the execution and performance of the Transaction Documents conflicts with or violates its Partnership Agreement or any law, regulation or court order applicable to it or any other agreement to which it is subject.

          (e)  Purchaser's Investigation.  Purchaser has made such examination,
               -------------------------
review and investigation of facts and circumstances necessary to evaluate the purchase of the Preferred Shares to be acquired hereunder as it has deemed necessary or appropriate and has made its own investment determination and analysis in concluding to purchase the Preferred Shares.

          (f)  Organization; Organizational Documents.  Purchaser is a limited
               --------------------------------------
partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite power and authority to own and lease its properties and to carry on its business as presently conducted except where a lack of such power would not reasonably be expected to have a material adverse effect upon the financial condition, business, or results of operations of Purchaser. Purchaser has all the power and authority necessary to execute, deliver and perform its obligations under the Transaction Documents.

          (g)  Consents; Governmental Approvals.  No consent or approval of any
               --------------------------------
person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any governmental authority is required to be obtained or made by or on behalf of Purchaser in connection with the purchase of the Preferred Shares, the execution, delivery or performance by the Purchaser of any of the Transaction Documents or the completion of the transactions contemplated thereby.

          (h)  Binding Effect.  Each of the Transaction Documents is a legal,
               --------------
valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors, rights generally or limitations on the availability of equitable remedies and except as rights to indemnification and contribution may be limited under federal and state securities laws.

                                  ARTICLE IV

                    CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to purchase Preferred Shares hereunder on each of the Closing Dates shall be subject to the satisfaction of each of the following conditions precedent on each of the Closing Dates:

     Section 4.1.  Representations.  All representations and warranties made in
                   ---------------
this Agreement, any other Transaction Document and in any other agreement, certificate or instrument furnished to Purchaser in connection herewith shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made at the time of, and immediately after giving effect to, the sale of Preferred Shares. Purchaser shall have received on each of the Closing Dates a certificate dated the applicable Closing Date signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in this Section 4.1.

     Section 4.2.  No Material Adverse Change.  Purchaser shall be satisfied
                   --------------------------
that no event, circumstance or condition shall have occurred and be continuing that could reasonably be expected to have a material adverse effect on the business, operations, prospects, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the Company's ability to perform its obligations hereunder.

     Section 4.3.  Suspension of Trading.  Prior to or on each of the Closing
                   ---------------------
Dates, (i) trading in the Company's Common Stock shall not have been suspended by the SEC or any exchange on which it is listed for trading (except for any suspension of trading of limited duration agreed to by the Company solely to permit dissemination of material information regarding the Company), and trading in securities generally as reported by such exchange(s) shall not have been suspended or limited, or (ii) there shall not have been declared a banking moratorium either by the United States or New York State or Washington State authorities, or if the United States shall have declared war in accordance with its constitutional processes or there shall have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on the financial markets of the United States it is, in Purchaser's sole judgment, impracticable to purchase the Preferred Shares.

     Section 4.4.  Registration Rights Agreement.  The Company shall have
                   -----------------------------
executed and delivered to Purchaser a Registration Rights Agreement substantially in the form of Exhibit B attached hereto.
                             ---------

     Section 4.5.  Shareholders' Agreement.  The Company shall have executed and
                   -----------------------
delivered to Purchaser a Shareholders' Agreement substantially in the form of Exhibit C attached hereto.
---------

     Section 4.6.  Legal Opinion.  The Company shall have delivered to Purchaser
                   -------------
on each of the Closing Dates the executed legal opinion of counsel to the Company, dated the applicable Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel.

     Section 4.7.  Additional Documents.  Purchaser shall have received all such
                   --------------------
agreements, documents, instruments, approvals, certificates, legal opinions and information as the Purchaser shall reasonably request in connection with the Transaction Documents, the Preferred Shares and the transactions herein and therein contemplated, all of which shall be in form and in substance reasonably satisfactory to Purchaser and its counsel.

     Section 4.8.  Additional Matters.  All other documents and legal matters in
                   ------------------
connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to Purchaser.

     Section 4.9.  No Governmental Proceeding or Litigation.  At each of the
                   ----------------------------------------
Closing Dates, no order, injunction, decree or judgment of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or proceeding by any governmental body, or legal or administrative proceeding by any governmental body shall have been instituted, or threatened in writing, which questions the validity or legality of the transactions contemplated hereby.

     Section 4.10. Appointment of Initial Saratoga Directors.  The Initial
                   -----------------------------------------
Saratoga Directors, as defined in the Shareholders' Agreement, shall be appointed as members of the Board of Directors of the Company effective upon the Initial Closing. One of the Initial Saratoga Directors shall also be appointed as a member of the Compensation Committee of the Board of Directors of the Company effective upon the Initial Closing.


                                   ARTICLE V

                    CONDITIONS TO THE COMPANY'S OBLIGATIONS
                    ---------------------------------------

     The obligations of the Company under this Agreement to consummate the sale of the Preferred Shares to be acquired by Purchaser hereunder and the other transactions contemplated hereby shall be subject to the satisfaction, on or before each of the Closing Dates, of the following conditions:

     Section 5.1.  Representations and Warranties True.  The representations and
                   -----------------------------------
warranties contained in Section 3.2 hereof are true and accurate in all material respects as of the date when made (or with respect to those representations stated to be as of a different date, as of such date).

     Section 5.2.  Performance of Agreements.  Purchaser shall have performed
                   -------------------------
and complied, in all material respects, with each and every agreement and condition required by this Agreement to be performed or complied with by it prior to or on each of the Closing Dates.

     Section 5.3.  No Governmental Proceeding or Litigation.  At each of the
                   ----------------------------------------
Closing Dates, no order, injunction, decree or judgment of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or proceeding by any governmental body, or legal or administrative proceeding by any governmental body shall have been instituted, or threatened in writing, which questions the validity or legality of the transactions contemplated hereby.

     Section 5.4.  Shareholders' Agreement.  Purchaser shall have executed and
                   -----------------------
delivered to the Company a Shareholders' Agreement substantially in the form of Exhibit C attached hereto.
---------

     Section 5.5.  Legal Opinion.  Purchaser shall have delivered to the Company
                   -------------
on each of the Closing Dates the executed legal opinion of counsel to Purchaser, dated the applicable Closing Date, in form and substance reasonably satisfactory to the Company and its counsel.

     Section 5.6.  Additional Documents.  The Company shall have received all
                   --------------------
such agreements, documents, instruments, approvals, certificates, legal opinions and information as the Company shall reasonably request in connection with this Agreement, the Preferred Shares and the transactions herein and therein contemplated, all of which shall be in form and in substance reasonably satisfactory to the Company and its counsel.

     Section 5.7.  Additional Matters.  All other documents and legal matters in
                   ------------------
connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Company.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS OF THE COMPANY
                      -----------------------------------

     The Company covenants and agrees so long as the Preferred Shares remain outstanding, unless expressly stated otherwise that:

     Section 6.1.  Registration and Listing.  The Company will use its best
                   ------------------------
efforts to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement and will not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under such Acts. The Company will use its best efforts to continue the listing or trading of its Common Stock on the AMEX or NASDAQ National

Market and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such exchange or NASDAQ, as the case may be.

     Section 6.2.  Financial Statement and Information. The Company will furnish
                   -----------------------------------
or cause to be furnished to the Purchaser the following financial statements and information:

     (a) All reports and other written communications delivered by the Company to its stockholders as such, and all registration statements (when available to the public) and periodic reports filed by the Company with the SEC or any securities exchange, pursuant to the Securities Act, the Exchange Act, or the rules of such securities exchange.

     (b) With reasonable promptness, (i) all financial statements or reports (including comment letters to management) furnished to the Company by its independent certified public accountants, (ii) information disclosing occupancy rates, unit prices and margins at individual Company facilities, such information to be set forth in reasonable detail, and (iii) budgets, business plans and projections when available.

     (c) The Company will permit the Purchaser or its representatives to discuss such financial statements, plans and projections with such officers of the Company as the Purchaser or its representatives may reasonably designate.

     Section 6.3.  Use of Proceeds.
                   ---------------

     (a) Within 6 months of the date of the Initial Closing, the Company shall use the proceeds received from the sale of Preferred Shares as follows:

          (i) (A) $23.1-26.8 million in the aggregate to finance the equity portion of the acquisition prices of the facilities indicated in the table below (with the debt portion of such acquisition prices not being outside the range of the amounts in the table below):

                                                                       Previously Contributed
                                                                       ----------------------
       Facilities         Acquisition Price        Debt Portion           Equity Portion           New Equity Portion
       ----------         -----------------        -------------       ---------------------       ------------------
                                                    (In Millions)
Northeast                 $ 21.3- 22.7               $15.8-$16.5                 $1.3                   $ 4.2-  4.9

Hearthside Facilities     $  8.5-$ 8.7               $ 6.8-$ 7.8                 $0.5                   $ 0.4-  1.4

Emeritrust II Facilities  $ 86.0-$89.0               $67.5-$68.5                 $0.0                   $18.5-$20.5

          and (B) $13.2-16.9 million of the proceeds to be used for general corporate purposes, or

          (ii) for such other business purpose of the Company as may be approved by the Purchasers.

     (b) The Company shall confirm the uses of the proceeds from the issuance of the Preferred Shares, as well as the amounts of the debt portion and acquisition price with respect to the facilities in the table above, to the Purchasers by delivery, from time to time as such proceeds are utilized, of an officers' certificate executed by the chief executive officer and the chief financial officer of the Company which sets forth in reasonable detail the equity, debt and acquisition price information relevant to each acquisition through the date of each such certificate. Such officers' certificate shall be delivered to the Purchasers promptly following the application of the proceeds to one or more of the uses specified in this Section 6.3, but in any event, at least one such certificate shall be delivered to the Purchasers describing the use of all proceeds from the issuance of the Preferred Shares no later than the fifth business day following the end of the 6-month period following the Closing Date.

     (c) If the Company fails to spend at least $23 million of the proceeds to finance the equity portion of the acquisitions as set forth in the above table and notwithstanding Section (b) above, the Company shall (i) place until approval is obtained pursuant to clause (ii) below, an amount of cash equal to
(x) $35 million minus (y) the amount of proceeds actually spent by the Company in accordance with the above table, in an interest bearing bank account and (ii) obtain the written consent of Saratoga prior to the use of any proceeds held in such account.

     Section 6.4.  Expenses.  The Company will pay all reasonable out-of-pocket
                   --------
expenses of Purchaser in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Initial Closing does not occur, such reimbursement shall be limited to $50,000.

     Section 6.5.  Public Announcements; Confidentiality.  Except as agreed by
                   -------------------------------------
the Company and the Purchaser and except for such disclosures as may be required by law, legal process or regulatory authority, neither party hereto shall issue any press release or otherwise make any announcement or disclosure concerning the transactions herein contemplated unless such information is already in the public domain.

     Section 6.6.  Sales and Transfer Taxes.  All transfer taxes incurred in
                   ------------------------
connection with this Agreement and the transactions contemplated hereby shall be borne by the Company.

     Section 6.7.  Conduct of Business.  During the period from the date hereof
                   -------------------
to the Second Closing, except as otherwise expressly contemplated by this Agreement or as the Purchaser shall otherwise consent to in writing (which consent shall not be unreasonably withheld), the Company covenants and agrees that it shall conduct, and will cause it Subsidiaries to conduct its business in the ordinary and usual course consistent in all material respects with past practice, and neither the Company nor its Subsidiaries shall take any action except in the ordinary and usual course consistent in all material respects with past practice. By way of amplification and not limitation, during the period from the date hereof to the Second Closing, except as otherwise expressly contemplated by this Agreement, or as the Purchaser shall otherwise consent to in writing (which consent shall not be unreasonably withheld), the Company covenants and agrees that it shall not, and it shall not permit its Subsidiaries to, do or propose to do any of the following:

          (a) make any dividend or distribution in respect of the Company's capital stock or repurchase, redeem or otherwise acquire any of the Company's capital stock;

          (b) sell, lease, transfer or dispose of all or substantially all of its assets;

          (c) intentionally do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect;

          (d) amend the Company's Restated Articles of Incorporation or Amended and Restated Bylaws in a manner that would adversely affect the Purchaser or the transactions contemplated hereby;

          (e) authorize for issuance, issue, sell, deliver, grant or issue any options, warrants, calls, subscriptions or other rights for, or otherwise agree or commit to issue, sell or deliver, any of the Company's capital stock or any securities convertible into or exchangeable or exercisable for its capital stock, except for options granted in the ordinary course of business consistent with past practice under the Company's 1995 Stock Incentive Compensation Plan;

          (f) increase in any manner the compensation of any of the Company's directors or employees, except in the ordinary course of business and consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit, or enter into any Contract with any of the Company's past or present employees relating to any such pension, retirement allowance or other employee benefit, except as required under agreements, plans or arrangements existing as of the date hereof; (iii) grant any severance or termination pay to, or enter into any employment, consulting (except in the ordinary course of business and consistent with past practice), or severance agreement with, any person; (iv) enter into any material contract with any of the Company's past or present employees; and (v) except in the ordinary course of business and consistent with past practice, or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement for the benefit of the Company's or its Subsidiaries' employees that was not in existence on or prior to the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding, or amend any such plans or contracts in existence on or prior to the date hereof;

          (g) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any disposition of a material amount of assets or securities or any material change in the capitalization of the Company;

          (h) authorize or commit to make capital expenditures on the part of Company in excess of $1,000,000;

          (i) maintain the Company's books and records in a manner not in the ordinary course of business and consistent with past practice;

          (j) institute any change in the Company's accounting methods, principles or practices or revalue any of its assets, including without limitation, writing off notes or, except in the ordinary course of business consistent with past practice, writing down the value of property, plant and equipment;

          (k) solicit any offers for, respond to any offers for, enter into or conduct any negotiations with any other person or entity in respect of, or consummate or enter into any agreement, arrangement or understanding in respect of (i) a sale of any voting securities of the Company or (ii) a material recapitalization, restructuring, merger, consolidation or other business combination involving the Company other than those disclosed to the Purchaser prior to the execution of this Agreement;

          (l) disclose any non-public information relating to the businesses, operations or affairs of the Company to any person or entity, afford any such other person or entity access to the books, records, information or assets of the Company, or otherwise assist or encourage any such other person or entity in connection with any proposed (i) acquisition of any securities of the Company or
(ii) material recapitalization, restructuring, merger, consolidation or other business combination involving the Company other than those disclosed to the Purchaser prior to the execution of this Agreement; and

          (m)  agree to do any of the foregoing.

     Section 6.8.  Year 2000.  The Company and its Subsidiaries shall not
                   ---------
experience a material adverse effect on the business, operations, properties, assets or conditions (financial or otherwise) of the Company or of the Company and its Subsidiaries, taken as a whole, attributable to computer applications (including, without limitation, those of its suppliers and vendors) being unable to properly perform date sensitive functions for all dates before and after January 1, 2000.

                                  ARTICLE VII

                         SURVIVAL AND INDEMNIFICATION
                         ----------------------------

     Section 7.1.  Survival of Representation and Warranties.  The
                   -----------------------------------------
representations and warranties of the Company and of Purchaser set forth in
Article III hereof shall survive the Closing until the third anniversary of the date of this Agreement, provided that the representations and warranties set forth in Sections 3.1(a), (b), (c), (d), (e), (g), (k), (s), (t), (u), (x), (ff)
and (gg) shall survive without respect to such limitation.

     Section 7.2.  Indemnification by the Company.  The Company shall indemnify
                   ------------------------------
and hold harmless Purchaser from and against any and all Losses suffered or incurred by Purchaser as a result of the breach or incorrectness of any representation and warranty of the Company set forth in Section 3.1 of this Agreement. Purchaser shall promptly notify the Company in writing of the occurrence of any event, or of its discovery of any facts, which in Purchaser's opinion entitle or may entitle it to indemnification hereunder. Purchaser's failure to do so shall not preclude it from seeking indemnification hereunder from the Company unless such failure has materially prejudiced the Company's ability to defend as provided herein. With respect to any threatened or asserted claims of third parties, the Company shall have the right to defend such claims by counsel of its choosing and to direct or control the defense and settlement thereof. Purchaser shall cooperate in all reasonable respects with such counsel. In no event shall the indemnification obligations of the Company exceed the aggregate sale price of the Preferred Shares sold by the Company pursuant to this Agreement, plus reasonable legal fees and expenses.

     Notwithstanding the Company's election to assume the defense of a claim, the Purchaser shall have the right to employ separate counsel and to participate in the defense of such claim, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Company to represent the Purchaser would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Company and the Purchaser, and the Purchaser shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to assume the defense of such claim on the Purchaser's behalf), (iii) the Company shall not have employed counsel reasonably satisfactory to the Purchaser to represent the Purchaser within a reasonable time after notice of the institution of such claim, or (iv) the Company shall authorize the Purchaser to employ separate counsel at the Company's expense. If the Company assumes the defense of a claim, no compromise or settlement thereof may be effected by the Company without the Purchaser's written consent unless (a) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Purchaser and (b) the sole relief provided is monetary damages that are to be paid in full by the Company. For purposes of this Section 7.2, the term "Purchaser" shall include the Purchaser, any of its affiliates, each person, if any, controlling the Purchaser or any of its affiliates, their respective officers, current and former directors, employees, partners, members and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

     Section 7.3.  Indemnification by Purchaser.  Purchaser shall indemnify and
                   ----------------------------
hold harmless the Company from and against any and all Losses suffered or incurred by the Company as a result of the breach or incorrectness of any representation and warranty of the Company set forth in Section 3.2 of this Agreement. The Company shall promptly notify Purchaser in writing of the occurrence of any event, or of its discovery of any facts, which in the Company's opinion entitle or may entitle it to indemnification hereunder. The Company's failure to do so shall not preclude it from seeking indemnification hereunder from Purchaser unless such failure has materially prejudiced Purchaser's ability to defend as provided herein. With respect to any threatened or asserted claims of third parties, Purchaser shall have the right to defend such claims by counsel of its choosing and to direct or control the defense and settlement thereof. Notwithstanding the Purchaser's election to assume the defense of a claim, the Company shall have the right to employ separate counsel and to participate in the defense of such claim, and the Purchaser shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Purchaser to represent the Company would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Purchaser and the Company, and the Company shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Purchaser (in which case the Purchaser shall not have the right to assume the defense of such claim on the Company's behalf), (iii) the Purchaser shall not have employed counsel reasonably satisfactory to the Company to represent the Purchaser within a reasonable time after notice of the institution of such claim, or (iv) the Purchaser shall authorize the Company to employ separate counsel at the Purchaser's expense. If the Purchaser assumes the defense of a claim, no compromise or settlement thereof may be effected by the Purchaser without the Company's written consent unless (a) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Company and (b) the sole relief provided is monetary damages that are to be paid in full by the Purchaser. For purposes of this Section 7.3, the term "Company" shall include the Company, any of its affiliates, each person, if any, controlling the Company or any of its affiliates, their respective officers, current and former directors, employees, partners, members and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise. The Company shall cooperate in all reasonable respects with such counsel. In no event shall the indemnification obligations of the Purchaser exceed the aggregate purchase price of the Preferred Shares purchased by the Purchaser pursuant to this Agreement. Notwithstanding the foregoing, no representation, warranty, covenant or acknowledgment made herein by the Purchaser shall in any manner be deemed to constitute a waiver of any rights granted to it under the Exchange Act or state securities laws.

                                 ARTICLE VIII

                                 MISCELLANEOUS
                                 -------------

     Section 8.1.  No Waiver; Modifications in Writing.  (a) No failure or delay
                   -----------------------------------
on the part of the Company or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Purchaser at law or in equity. No waiver of or consent to any departure by the Company or Purchaser from any provision of this Agreement shall be effective unless in writing and signed by the party entitled to the benefit thereof. No amendment, modification or termination of any provision of this Agreement shall be effective unless in writing and signed by or on behalf of the Company and Purchaser. Any amendment, supplement or modification of or to any of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

     Section 8.2.  Notices.  All notices and demands provided for hereunder
                   -------
shall be in writing, and shall be given by registered or certified mail, return receipt requested, telecopy, courier service or personal delivery, and, if to Purchaser, addressed to Purchaser at:

          Saratoga Partners IV, L.P.
          c/o Saratoga Management Company LLC
          535 Madison Avenue
          New York, NY 10022
          Attention: David W. Niemiec
          Telephone: (212) 906-7044
          Telecopy: (212) 750-3343
or to such other address as Purchaser may designate to the Company in writing and, if to the Company, addressed to the Company at:


          Emeritus Corporation
          3131 Elliot Avenue, Suite 500
          Seattle, Washington 98121
          Attention: Kelly J. Price
          Telephone: (206) 298-2909
          Telecopy:  (206) 301-4500

          With a copy to:

          Perkins Coie
          1201 Third Avenue
          Seattle, Washington 98101
          Attention: Michael E. Stansbury, Esq.
          Telephone: (206) 583-8771
          Telecopy:  (206) 583-8500

or to such other address as the Company may designate in writing. All such notices and demands shall be deemed given when received.

     Section 8.3.  Execution in Counterparts.  This Agreement may be executed in
                   -------------------------
any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     Section 8.4.  Binding Effect; Assignment.  The rights of Purchaser or the
                   --------------------------
Company under this Agreement may not be assigned to any other Person except with the prior written consent of the other parties hereto. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns. This Agreement shall be binding upon the Company and Purchaser, and their respective successors and permitted assigns.

     Section 8.5.  Governing Law.
                   -------------

     (a) This Agreement shall be deemed to be a contract made under the laws of the state of New York, and for all purposes shall be construed in accordance with the laws of said state, without regard to principles of conflicts of laws.

     (b) The Company hereby expressly waives any right it may have now or hereafter to a jury trial in any suit, action or proceeding arising out of or relating to this

Agreement or any of the preferred shares or the securities into which they may be converted or for which they may be exchanged.

     (c) Upon breach or default by the Company with respect to any obligation hereunder, under the Preferred Shares or the Securities into which they may be converted or for which they may be exchanged, the Purchaser (or its agents) shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

     Section 8.6  Submission to Jurisdiction; Venue
                  ---------------------------------

     (a) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to CT Corporation Systems at its address at 1633 Broadway, New York, New York 10019, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

     (b) The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 8.7.  Severability of Provisions.  Any provision of this Agreement
                   --------------------------
that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 8.8.  Headings.  The Article and Section headings used or contained
                   --------
in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

     Section 8.9.   No Reliance.  Each party hereto acknowledges that it has
                    -----------
obtained separate advice with respect to the legal, tax and accounting consequences of the transactions contemplated by this Agreement, and that it has neither sought nor relied upon any such advice from any other party hereto or its Affiliates.

     Section 8.10.  Entire Agreement.  This Agreement and agreements executed
                    ----------------
contemporaneously herewith constitute the entire agreement among the parties with respect to the purchase and sale of the Preferred Shares to be acquired by Purchaser hereunder, and, as of the date hereof, there are no promises or undertakings with respect thereto relative to the subject matter hereof not expressly set forth or referred to herein or therein.

     Section 8.11.  Further Assurances.  Each of the Company and the Purchaser
                    ------------------
will execute and deliver or cause to be executed and delivered such further instruments and do or cause to be done such further acts as may be reasonably necessary to carry out its obligations under this Agreement.

     Section 8.12   Advisory Fee.  At the Initial Closing, the Company shall pay
                    ------------
to Saratoga Management Company, LLC an advisory fee of $750,000.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                       EMERITUS CORPORATION

                                       By:/s/ KELLY J. PRICE
                                          ------------------------------------
                                       Name:  Kelly J. Price
                                       Title: Vice President of Finance

                                       SARATOGA PARTNERS IV, L.P.


                                       By: SARATOGA ASSOCIATES IV LLC, as
                                       General Partner


                                       By: SARATOGA MANAGEMENT
                                       COMPANY LLC, as Manager


                                       By:/s/ DAVID NIEMIEC
                                          ------------------------------------
                                       Name:  David Niemiec
                                       Title: